Item 77C - DWS Global Commodities Stock
Fund, Inc.

Registrant incorporates by reference its Proxy
Statement dated August 30, 2007 and filed on August
28, 2007 (Accession No. 0000950123-07-012033).

The Annual Meeting of stockholders of DWS
Global Commodities Stock Fund, Inc. (the ?Fund?)
was held on October 19, 2007, at the offices of Deutsche Asset Management, 345 Park Avenue,
New York, New York 10154. The following matter was voted on by the stockholders of said Fund (the resulting votes are presented below):

1. To elect the following four individuals as Class II
Directors of the Fund to hold office for a term of three years and until their respective successors have been duly elected and qualified.


	Number of Votes:

For
Withheld
Keith R.
Fox
16,828,048
1,222,948
Kenneth
C.
Froewiss
16,836,480
1,214,516
Richard J.
Herring
16,835,042
1,215,954
Jean
Gleason
Stromberg
16,827,284
1,223,712



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